Winmax Trading Group, Inc.
                                     [LOGO]

March 22, 2006                                                       OTCBB: WMTG
                                  News Release

Winmax Trading Group, Inc. adds Chen Zai Kun (Major General) to its Board of Directors

New York, NY March 21, 2006 Winmax Trading Group, Inc. (OTCBB: WMTG - news) is pleased to announce that as of March 17th, 2006, its management, under authority of its Board of Directors, appointed Chen Zai Kun (Major General) to serve as a member of the Company's Board of Directors.

Major General Chen Zai Kun is a graduate from the Cadre Institute of the State Military Commission. Since 1959, he has served in the Military Representative Office of the Chinese People's Liberation Army (Navy) in the Hunan Province of China. He first served as a military representative, then a technical specialist, engineer, senior engineer and vice chief military representative (Military Rank: Major General). Major General Chen Zai Kun has also served as the Commissary of CPCC and China Military Industrial Academy, South China Branch.

Gerald Sklar, President and Chief Executive Officer, stated, "We are pleased to be adding someone with Major General Chen Zai Kun's credentials. As a Board Member, we believe that Major General Chen Zai Kun will provide invaluable insight into our present and future operations.

About Winmax
Winmax Trading Group, Inc. is a diverse company with operations in retail (Gemstones), Internet Services, Multimedia tools and Investor Relations programs.


                       Further information please contact:
                           Dave Young, Vice-President
                        Telephone number: (877)693-3130.
             www.winmaxtradinggroup.com info@winmaxtradinggroup.com

This release contains "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual financial or operating results of Winmax Trading Group, Inc. and its subsidiaries(hereafter collectively referred to as "the Company," "we," "our" or "us") to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The words or phrases "would be," "may allow," "intends to," "may likely," "are expected to," "may continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Such statements include those concerning our expected financial performance, our corporate strategy and operational plans. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties, including: (a) intense competition in the investor relations, web development design, web casting, Internet solutions, e-commerce, and retail business; (b) whether we are able to manage our planned growth efficiently, including whether our management will be able to identify, hire, train, retrain, motivate, and manage required personnel or that management will be able to manage and exploit existing and potential market opportunities successfully; and (c) whether we are able to generate sufficient revenues or obtain financing to sustain and grow our operations. The appointment of Chen Zai Kun as a member of the Company's Board of Directors should not be construed by any means whatsoever as an indication of the present or future value of the Company or its securities.